Exhibit 15.2
BROOKFIELD RENEWABLE CORPORATION
AUDIT COMMITTEE CHARTER
November 2023
A committee of the board of directors (the “Board”) of Brookfield Renewable Corporation (the “Corporation”), to be known as the Audit Committee (the “Committee”), shall have the following terms of reference:
Membership And Chair
Annually the Board shall appoint three or more directors (the “Members” and each a “Member”) to serve on the Committee for the upcoming year or until the Member ceases to be a director, resigns or is replaced, whichever occurs first.
The Members will be selected by the Board on the recommendation of the Nominating and Governance Committee of the Corporation (the “Nominating and Governance Committee”), but will be expected to be the same as the Audit Committee of the general partner of Brookfield Renewable Partners L.P. Any Member may be removed, with or without cause, from office or replaced at any time by the Board. All Members will be Independent (as defined below). Members must disclose any form of association they have with a current or former external or internal auditors of the Corporation, any other member of the Brookfield Group or any member of the BEP Group to the Nominating and Governance Committee for a determination as to whether this association affects the Member’s status as an Independent Member. In addition, every Member will be Financially Literate (as defined below) and at least one Member will be an Audit Committee Financial Expert (as defined below). Members may not serve on more than two public company audit committees, except with the prior approval of the Board.
The Board shall appoint one Member as the chair of the Committee (the “Chair”). If the Board fails to appoint a Chair, the Members of the Committee shall elect a Member to act as Chair by majority vote to serve at the pleasure of the majority. If the Chair is absent from a meeting, the Members shall select a Member from those in attendance to act as Chair of the meeting.
Responsibilities
The Committee shall:
Auditor
(a)    oversee the work of the Corporation’s independent auditor (the “Auditor”) engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation;
(b)    review and evaluate the Auditor’s independence, experience, qualifications and performance and determine whether the Auditor should be appointed or re-appointed and recommend the Auditor to the Board for appointment or re-appointment by the Board;

(c)    have the sole authority to retain, compensate, direct, oversee and recommend to the Board to terminate the Auditor and any counsel, other auditors and other advisors hired to assist the Committee, who shall ultimately be accountable to the Committee;

(d)    when a change of auditor is proposed, review all issues related to the change, including the information to be included in the notice of change of auditor as required, and the orderly transition of such change;

(e)    review the terms of the Auditor’s engagement and the appropriateness and reasonableness of the proposed audit fees and recommend the compensation of the Auditor to the Board;

(f)    at least annually, obtain and review a report by the Auditor describing:

(i)    the Auditor’s internal quality-control procedures; and

(ii)    any material issues raised by the most recent internal quality control review, or peer review, of the Auditor, or review by any independent oversight body, or inquiry or investigation by any governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the Auditor, and the steps taken to deal with any issues raised in any such review;

(g)     at least annually, confirm that the Auditor has submitted a formal written statement describing all of its relationships with the Corporation and any of its subsidiaries; discuss with the Auditor any disclosed relationships or services that may affect its objectivity and independence; obtain written confirmation from the Auditor that it is objective within the meaning of the applicable rules of professional conduct/code of ethics adopted by the order of chartered accountants to which it belongs and is an independent public accountant within the meaning of the applicable securities legislation, and is in compliance with any independence requirements adopted by the Public Company Accounting Oversight Board; and, confirm that the Auditor has complied with applicable laws respecting the rotation of certain members of the audit engagement team;
(h)    review and evaluate the lead partner of the Auditor;
(i)    ensure the regular rotation of the audit engagement team members as required by law, and periodically consider whether there should be regular rotation of the Auditor;

(j)    meet privately with the Auditor as frequently as the Committee feels is appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern to the Committee or the Auditor, including:

(i)    planning and staffing of the audit;

(ii)    any material written communications between the Auditor and the Service Providers (as defined below) and between the auditor and the auditor’s national office;

(iii)    whether or not the Auditor is satisfied with the quality and effectiveness of financial recording procedures and systems;

(iv)    the extent to which the Auditor is satisfied with the nature and scope of its examination;

(v)    whether or not the Auditor has received the full co-operation of the Service Providers pursuant to the Master Services Agreement (as defined below);

(vi)    the Auditor’s opinion of the competence and performance of any key financial personnel of the Corporation;
(vii)    the items required to be communicated to the Committee in accordance with generally accepted auditing standards;
(viii)    all critical accounting policies and practices to be used by the Corporation, and all accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);
(ix)    all alternative treatments of financial information within International Financial Reporting Standards (“IFRS”) that have been discussed with the Service Providers, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditor;
(x)    any difficulties encountered in the course of the audit work, any restrictions imposed on the scope of activities or access to requested information, any significant disagreements with the Service Providers and the Service Providers’ response; and

(xi)    any illegal act that may have occurred and the discovery of which is required to be disclosed to the Committee pursuant to the applicable securities legislation;
(k)    annually review and approve the Audit and Non-Audit Services Policy (“Audit and Non-Audit Services Policy”) which sets forth the parameters by which the Auditor can provide certain audit and non-audit services to the Corporation and its subsidiaries not prohibited by law and the process by which the Committee pre-approves such services. The Committee, or a member(s) of the Committee duly delegated, reviews and approves all auditor requests to provide audit and non-audit services that are not pre-approved under the Audit and Non-Audit Policy, or are in excess of the aggregate fee threshold for the amount of services that can be provided by the auditor. At each quarterly meeting of the Committee, the Committee will ratify all audit and non-audit services provided by the Auditor to the Corporation and its subsidiaries for the then-ended quarter; and
(l)    resolve any disagreements between the Service Providers and the Auditor regarding financial reporting;
Financial Reporting
(a)    prior to disclosure to the public, review, and, where appropriate, recommend for approval by the Board, the following:
(i)    audited annual financial statements, in conjunction with the report of the Auditor;
(ii)    interim financial statements;
(iii)    annual and interim management discussion and analysis of financial condition and results of operation;
(iv)    reconciliations of the annual or interim financial statements, to the extent required under applicable rules and regulations; and
(v)     all other audited or unaudited financial information, as appropriate, contained in public disclosure documents, including, without limitation, any prospectus, or other offering or public disclosure documents and financial statements required by regulatory authorities;
(b)    review and discuss with management prior to public dissemination earnings press releases and other press releases containing financial information (to ensure consistency of the disclosure to the financial statements), as well as financial information and earnings guidance provided to analysts and rating agencies including the use of “pro forma” or “adjusted” non-IFRS information in such press releases and financial information. Such review may consist of a general discussion of the types of information to be disclosed or the types of presentations to be made;
(c)    review the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements;
(d)    review and monitor the effectiveness of and compliance with the Disclosure Policy of the Corporation;
(e)    review disclosures made to the Committee by the Chief Executive Officer and Chief Financial Officer of the applicable Service Providers during their certification process for applicable securities law filings about any significant deficiencies and material weaknesses in the design or operation of the Corporation’s internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information, and any fraud involving management or other employees;
(f)    review the effectiveness of the Corporation’s policies and practices concerning financial reporting, any proposed changes in major accounting policies and the appointment and replacement of the person(s) responsible for financial reporting and the internal audit function; and

(g)    review the adequacy of the internal controls that have been adopted by the Corporation to safeguard assets from loss and unauthorized use and to verify the accuracy of the financial records and any special audit steps adopted in light of material control deficiencies;
Internal Audit; Controls and Procedures; Risk Management and Other
(a)    meet privately with the person(s) responsible for the Corporation’s internal audit function (the “Internal Auditor”, which will be provided by the Service Providers) as frequently as the Committee feels appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern;
(b)    review the mandate, budget, planned activities, staffing and organizational structure of the Internal Auditor (which will be provided by the Service Providers or outsourced to a firm other than the Auditor) to confirm that it is independent and has sufficient resources to carry out its mandate. The Committee will discuss this mandate with the Auditor; review the appointment and replacement of the Internal Auditor and review the significant reports prepared by the Internal Auditor and the responses provided. As part of this process, the Committee reviews and approves the governing charter of the internal audit function on an annual basis;
(c)    review the controls and procedures that have been adopted to confirm that material information about the Corporation and its subsidiaries that is required to be disclosed under applicable law or stock exchange rules is disclosed and to review the public disclosure of financial information extracted or derived from the Corporation’s financial statements and periodically assess the adequacy of such controls and procedures;
(d)    review periodically the Corporation’s policies with respect to risk assessment and management, particularly financial risk exposure, including the steps taken to monitor and control risks;
(e)    review the Corporation’s exposures to currency, interest rate, credit and market risks in relation to its capacity to bear risk, and the management of such risks (through hedges, swaps, other financial instruments and otherwise) and be satisfied that measures are in place for the review of such exposures and management of such risks affecting the entities into which the Corporation invests;
(f)    review the Corporation’s insurance coverage, deductible levels, reinsurance requirements, and various risk sharing protocols and be satisfied that measures are in place for the review of such risks affecting the entities into which the Corporation invests;
(g)    review systemic risks and other risk-related matters referred to the Committee, including those identified by the Corporation’s internal auditors, as they relate to the Corporation, and be satisfied that measures are in place for the review of such risks affecting the entities into which the Corporation invests;
(h)    review periodically the status of taxation matters of the Corporation;
(i)    set clear policies for hiring partners and employees and former partners and employees of the Auditor;
(j)    review, with legal counsel where required, such litigation, claims, tax assessments, transactions, material inquiries from regulators and governmental agencies or other contingencies which may have a material impact on financial results, or which may otherwise adversely affect the financial well-being of the Corporation;
(k)    review periodically the Corporation’s susceptibility to fraud and oversee the Service Providers’ processes for identifying and managing the risks of fraud;
(l)     review periodically the Corporation’s cybersecurity program and practices; oversee the Service Providers’ processes for assessing, identifying, managing, mitigating and reporting cybersecurity risks, including assessing the likelihood, frequency and severity of cyber-attacks; and review management’s cybersecurity practices and receive and evaluate reports on cybersecurity from the Chief Financial Officer and Chief Risk Officer of the Service Providers on at least a quarterly basis or more frequently, as circumstances may require; and

(m) consider other matters of a financial or risk management nature as directed by the Board.
Reporting
The Committee will regularly report to the Board on:
(a)    the Auditor’s qualifications and independence;
(b)    the performance of the Auditor and the Committee’s recommendations regarding its reappointment or termination;
(c)    the performance of the Corporation’s Internal Auditor;
(d)    the adequacy of the Corporation’s internal controls and disclosure controls;
(e)    its recommendations regarding the annual and interim financial statements of the Corporation and, to the extent applicable, any reconciliation of the Corporation’s financial statements, including any issues with respect to the quality or integrity of the financial statements;
(f)    its review of any other public disclosure document including the annual report and the annual and interim management’s discussion and analysis of financial condition and results of operations;
(g)     the Corporation’s compliance with legal and regulatory requirements, particularly those related to financial reporting; and
(h)     all other significant matters it has addressed and with respect to such other matters that are within its responsibilities.
In addition, if and when required or appropriate from time to time, the Committee may also report to another committee of the Board.
Complaints Procedure
The Committee will establish a procedure for the receipt, retention and follow-up of complaints received by the Corporation regarding accounting, internal controls, disclosure controls or auditing matters and the procedure for the confidential, anonymous submission of concerns by the individuals engaged in the provision of services regarding such matters pursuant to the Master Services Agreement.
Review and Disclosure
The Committee will review this Charter at least annually and submit it to the Nominating and Governance Committee together with any proposed amendments. The Nominating and Governance Committee will review this Charter and submit it to the Board for approval with such further amendments as it deems necessary and appropriate.
This Charter will be posted on the Corporation’s website and the annual report of the Corporation will state that this Charter is available on the website or is available in print to any shareholder who requests a copy.
Assessment
At least annually, the Nominating and Governance Committee will review the effectiveness of this Committee in fulfilling its responsibilities and duties as set out in this Charter. The Committee will also conduct its own assessment of the Committee’s performance on an annual basis.
Access to Outside Advisors and Management
The Committee may retain any outside advisor, including legal counsel, at the expense of the Corporation, without the Board’s approval, at any time. The Committee has the authority to determine any such advisor’s fees.

The Corporation will provide for appropriate funding, for payment of compensation to any auditor engaged to prepare or issue an audit report or perform other audit, review or attest services, and ordinary administrative expenses of the Committee.
Members will meet privately with the Service Providers as frequently as they feel is appropriate to fulfill the Committee’s responsibilities, but not less than annually.
Meetings
Meetings of the Committee may be called by any Member or by the Secretary of the Corporation. Meetings will be held each quarter and at such additional times as is necessary for the Committee to fulfill its responsibilities. The Committee shall appoint a secretary (who may be the Secretary of the Corporation) to be the secretary of each meeting of the Committee and to maintain minutes of the meeting and deliberations of the Committee.
The powers of the Committee shall be exercisable at a meeting at which a quorum is present. A quorum shall be not less than a majority of the Members at the relevant time. Matters decided by the Committee shall be decided by majority vote.
Notice of each meeting shall be given to each Member, the Internal Auditor, the Auditor, and the Chair of the Board. Notice of meeting may be given orally or by letter, electronic mail, telephone or other generally acceptable means not less than 24 hours before the time fixed for the meeting. Members may waive notice of any meeting and attendance at a meeting is deemed waiver of notice. The notice need not state the purpose or purposes for which the meeting is being held.
The Committee may invite from time to time such persons as it may see fit to attend its meetings and to take part in discussion and consideration of the affairs of the Committee. The Committee may require the auditors to attend any or all meetings.
In addition, the Committee shall meet at least annually with the person responsible for the internal audit function and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of the Service Providers present.
Definitions
Capitalized terms used in this Charter and not otherwise defined have the meaning attributed to them below:
“affiliate” of any person means any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person.
“Audit Committee Financial Expert” means a person who has the following attributes:
(a)    an understanding of generally accepted accounting principles and financial statements;
(b)    the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
(c)    experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more persons engaged in such activities;
(d)    an understanding of internal controls and procedures for financial reporting; and

(e)    an understanding of audit committee functions acquired through any one or more of the following;
(i)    education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;
(ii)    experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

(iii)    experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or
(iv)     other relevant experience.
“Brookfield” means Brookfield Corporation.
“Brookfield Group” means Brookfield Corporation, Brookfield Asset Management Ltd., and any of their affiliates, other than any member of the BEP Group or the BEPC Group.
“BEP Group” means Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., and their direct and indirect subsidiaries, other than any member of the BEPC Group.
“BEPC Group” means the Corporation and its direct and indirect subsidiaries.
“Financially Literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.
“Independent” has the meaning based on the rules and guidelines of applicable stock exchanges and securities regulating authorities.
“Master Services Agreement” means the master services agreement among the Corporation, Brookfield Renewable Partners L.P., the Service Providers, Brookfield Renewable Energy L.P. and others, as amended from time to time.
“Service Providers” means the affiliates of Brookfield that provide services pursuant to the Master Services Agreement or any other service agreement or arrangement that is contemplated by the Master Services Agreement.
This Charter of the Committee was reviewed and approved by the Board on November 2, 2023.